UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 28, 2006
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, California 94105
(Address of principal executive offices, zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California 94177
(Address of principal executive offices, zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

Pacific Gas and Electric Company (Utility) Acquires Contra Costa Unit 8 Assets

On November 28, 2006, the Utility completed its acquisition of the 530-megawatt (MW) Contra Costa Unit 8 electric generation facility from Mirant Corporation and certain of its subsidiaries (Mirant). The partially constructed plant will be renamed the Gateway Generating Station (Gateway) and is located in Antioch, California. As previously disclosed, in June 2006, the California Public Utilities Commission (CPUC) approved the Utility’s application to acquire the facility, to complete construction at a cost of approximately $300 million, and to operate the facility. In order to reduce the environmental impact of the facility and as a result of changes to Gateway’s environmental permits, on November 8, 2006, the Utility requested the CPUC to authorize recovery of approximately $75 million of additional expenditures that are necessary to convert the plant from fresh water cooling to dry cooling. The Utility anticipates that the CPUC will issue its decision on this request in the first quarter of 2007. The Utility also plans to file a request with the California Energy Commission (CEC) (the state agency that is responsible for licensing of all thermal power plants over 50 MW in California) to amend the facility’s current permit to remove Mirant from being a responsible party under the permit, and to authorize the conversion to dry cooling. The Utility expects that the CEC will issue a decision in the second quarter of 2007. Subject to obtaining these permit amendments from the CEC and the completion of final development activities, the Utility estimates that it will complete construction of the facility and commence operations in 2009.

CPUC Approves New Long-Term Generation Resource Commitments

On November 30, 2006, the CPUC approved seven agreements that the Utility submitted to the CPUC and that would provide 2,250 MW of new long-term electricity generation resources in northern California in accordance with the Utility’s 2004 long-term electricity procurement plan. The CPUC also authorized the Utility to recover certain costs associated with these long-term generation resource commitments as described below. None of the agreements approved by the CPUC will become enforceable and binding agreements until after the CPUC decision becomes final and non-appealable. The decision will become final and non-appealable on December 30, 2006, unless a petition for rehearing is filed at the CPUC before such date.

Utility-Owned Projects. Two of the approved agreements provide for third parties to construct generation facilities to be owned and operated by the Utility. One of these two contracts calls for the construction of a 657-MW power plant to be located in Colusa County, California. The other contract calls for the construction of a 163-MW power plant at the Utility’s Humboldt Bay facility to re-power the existing power plant at Humboldt Bay, which is at the end of its useful life.

As to the Colusa project, the CPUC adopted an initial capital cost equal to the sum of the fixed contract costs plus the Utility’s estimated owner’s costs and a contingency amount to account for the risk and uncertainty in the estimation of owner’s costs. (Owner’s costs include the Utility’s expenses for legal, engineering, and consulting services as well as the costs for internal personnel and overhead related to the project.) As to the Humboldt Bay project, the CPUC adopted an initial capital cost equal to the sum of the fixed contract costs plus the Utility’s estimated owner’s costs, but limited the contingency amount for owner’s costs to 5 percent of the fixed contract cost and estimated owner’s costs. The CPUC also authorized the Utility to adjust the initial capital cost for each project to reflect any actual incentive payments made to, or liquidated damages received from, the contractors through notification to the CPUC but without a reasonableness review.

The CPUC directed the Utility to true up the projects’ forecasted initial capital costs to reflect actual initial capital costs in the Utility’s next General Rate Case (GRC) proceeding following the commencement of operation of the projects. (It is anticipated that the Humboldt Bay and Colusa projects will commence operations in May 2009 and May 2010, respectively, and, assuming the proposed settlement of the Utility’s 2007 GRC is approved by the CPUC, that the next GRC will occur in 2011.) For the Colusa project, the true-up will adjust the amount of initial capital costs recoverable in rates to reflect 50 percent of any actual cost savings. For the Humboldt Bay project, the true-up will adjust the amount of initial capital costs recoverable in rates to reflect any actual cost savings.

The Utility is authorized to seek recovery of additional capital costs incurred in connection with either project that are attributable to operational enhancements, but the request will be subject to the CPUC’s review. The CPUC decision states that the Utility may not seek to recover any other additional capital costs incurred in connection with the Colusa project. The Utility is permitted to seek recovery of additional capital costs incurred in connection with the Humboldt Bay project, but such requests will be subject to a reasonableness review.

The CPUC also authorized the Utility to collect a non-bypassable charge from departing customers for 10 years to recover the above-market costs of the Colusa and Humboldt Bay projects. The Utility had originally proposed a 30-year recovery period. At the end of this 10-year period, the Utility will still be able to collect any above-market costs from its current full-service customers (known as “bundled” customers), but will no longer be able to charge departing customers for these costs.

The CPUC also adopted the Utility’s estimates of non-fuel operations and maintenance costs for the purpose of establishing an initial revenue requirement for the Colusa and Humboldt Bay projects. The CPUC authorized the Utility to recover additional expenses it may incur as a result of (1) increased staffing levels due to permitting requirements, or (2) a change in the commercial operation date.

The CPUC noted that the revenue requirement to recover the initial capital costs for the Colusa project will begin to accrue in the Utility Generation Balancing Account (UGBA) as of the date the completed plant is transferred to the Utility, and would be included in rates on January 1 of the following year. The initial revenue requirement for the Humboldt Bay project would begin to accrue in the UGBA as of its commercial operation date, and would be included in rates on January 1 of the following year.

Finally, the CPUC noted that any environmental review of the Colusa and Humboldt Bay projects required by the California Environmental Quality Act (CEQA) would be conducted by the CEC. Applications for permits to construct the two projects have been filed with the CEC. As part of the CEC’s permitting process, the CEC will conduct a CEQA review of each project.

Power Purchase Agreements. The CPUC also approved five power purchase agreements. The Utility has executed four of these agreements that would provide approximately 800 MW of capacity with terms ranging from 15 to 20 years.  The new generation facilities contemplated by these four power purchase agreements are anticipated to begin delivering power to the grid in 2009. The Utility also has entered into a letter of intent with an affiliate of Calpine Corporation in which the parties agreed to execute the fifth power purchase agreement to provide 601 MW of capacity over a 10-year term beginning in 2010. The parties are targeting to execute this fifth power purchase agreement by the end of the year.

The CPUC decision authorizes the Utility to recover the fixed and variable costs of the power purchase agreements, along with fuel costs, through the Energy Resource Recovery Account, a balancing account designed to track and allow recovery of the difference between the authorized revenue requirement and actual costs incurred under the Utility's authorized procurement plans, for the terms of the agreements. Although a

July 2006 CPUC decision requires utilities to elect one of two cost allocation methods to recover any “net capacity costs” incurred under the power purchase agreements (i.e., contract price less energy revenues) at the time they request approval of a power purchase agreement, the CPUC noted that the Utility had submitted its application in April 2006 before the decision was issued. In its November 30, 2006 decision, the CPUC permitted the Utility to defer its election of a cost allocation method for these agreements until after the CPUC takes further action or provides further direction with respect to the cost allocation method that calls for an “energy rights auction” (as described in PG&E Corporation’s and the Utility’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006).

The completion and the commencement of commercial operations of the generation facilities supporting the Utility’s long-term generation resources, including the Colusa and Humboldt Bay projects, are subject to construction and development risks, including those risks related to obtaining required permits and meeting construction schedules and operational performance requirements. In addition, the Utility may incur costs at the Humboldt Bay and Colusa projects that are not recoverable from customers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: December 4, 2006	By:	G. ROBERT POWELL
G. ROBERT POWELL Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

Dated: December 4, 2006	By:	G. ROBERT POWELL
G. ROBERT POWELL Vice President and Controller